Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pioneer Southwest Energy Partners L.P. for the registration of common units and debt securities and to the incorporation by reference therein of our report dated October 15, 2009, with respect to the carve out financial statements of the Acquired Property Interests included in the Current Report on Form 8-K/A of Pioneer Southwest Energy Partners L.P. dated August 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
October 19, 2009